Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 1,005,000,000.00	0.000087	$ 87,435.00
Fees Previously Paid
	Total Transaction Valuation:	$ 1,005,000,000.00
	Total Fees Due for Filing:			$ 87,435.00
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 87,435.00
Offering Note
[1]	Transaction Valuation is estimated for the purposes of calculating the amount of the filing fee only. Total Transaction Valuation is calculated as the aggregate maximum purchase price to be paid for up to $1,000,000,000 of the $3,000,000,000 6.000% Perpetual Subordinated Contingent Convertible Securities (Callable May 22, 2027 and Every Five Years Thereafter) (the "Securities") in the offer, assuming 100% of the Securities will be purchased at the purchase price of $1,005.00 per $1,000.00 principal amount of Securities being tendered. Total Fees Due for Filing are calculated at $87.00 per $1,000,000 of the Transaction Valuation, pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources